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                                                                Exhibit 10.3(b)
                                 AMENDMENT NO. 2
                                       TO
                      RELATIONSHIP AGREEMENT DATED 9/22/97
                                 By and Between
                               IPhysician Net Inc.
                   (f/k/a/ IPNI Communications Corporation or
                      Integrated Physician Networks, Inc.)
                                       And
                             PictureTel Corporation

WHEREAS, iPhysician Net Inc. ("IPNI") and PictureTel Corporation ("PictureTel") entered into a Relationship Agreement on September 22, 1997 (as amended by Addendum No. 1 thereto (collectively, the "Agreement")) under which PictureTel agreed to guarantee certain lease obligations for the benefit of IPNI;

WHEREAS, IPNI, in return for PictureTel's agreements to provide the above guarantees agreed to certain conditions specified in the Agreement;

WHEREAS, PictureTel as of this date has not contractually entered into any such guarantees and IPNI no longer desires that PictureTel enter into any such guarantees; and

WHEREAS, capitalization terms used herein shall have the meanings ascribed to such terms in the Agreement

NOW, THEREFORE, the parties agree to modify the Agreement as follows:

Notwithstanding anything else contained in the Agreement or any Section of the Agreement, it is hereby agreed that PictureTel is relieved of any obligation to provide any form of guarantee for any less which IPNI may desire to enter into now or at any time in the future.

         1. In return for relieving PictureTel of its obligation to provide lease guarantees, it is agreed that the Agreement is modified as follows:

                  a. Section VIII and any and all references in the Agreement to PictureTel's right to purchase IPNI Series A Preferred Stock or other capital stock are hereby terminated. Simultaneously with the execution of this Amendment No. 2, PictureTel has surrendered for cancellation the warrant issued to PictureTel pursuant to Section VIII (and Exhibit D) of the Agreement and IPNI has issued to PictureTel a warrant (the "New Warrant") to purchase 997,750 shares of IPNI Series A Preferred Stock at an exercise price of $0.01 per share, or, in conjunction with an initial public offering of common stock by IPNI, the New Warrant shall be exercisable for an equivalent number of shares of common stock at the same exercise price per share (subject to adjustment as provided in the New Warrant).

                  b. PictureTel's potential rights to receive warrants to purchase additional shares of IPNI Common Stock under Sections VIII(a)(1) and (2) and VII(d), and elsewhere in the Agreement, are hereby terminated. PictureTel's preemptive rights under Section VIII(a)(3) of the Agreement are hereby terminated.

                  c. The obligation of IPNI to have a PictureTel representative elected to the IPNI board of directors as provided for in Section VIII(c)(2) and Exhibit F (Voting Agreement) to the Agreement is hereby terminated. Notwithstanding the foregoing, IPNI may request that a PictureTel representative continue to serve and/or stand for election for the IPNI board of directors.

                  d. PictureTel's right to audit the financial records of IPNI as provided in Section VIII(f) of the Agreement is hereby terminated.

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                  e.       The obligation of IPNI to maintain a Technology
                           Escrow Account as provided for in Section VIII(g) and XVIII(a), Exhibit H, and elsewhere in the Agreement, is hereby terminated.

                  f. The obligations of IPNI to lease equipment and to maintain a Cash Flow Account as provided for in Sections III(a), (c) and (d), Section XVIII(a) and Exhibit G, and elsewhere in the Agreement, are hereby terminated.

                  g. PictureTel's right to review and approve Client Contracts and modifications thereto as provided for in Sections VI and IX (and elsewhere) in the Agreement is hereby terminated.

                  h. The obligation of IPNI not to use videoconferencing products from any entity other than PictureTel as provided for in Section IX(c) and (d) of the Agreement (or elsewhere in the Agreement) is modified to read in its entirety as follows: "Until December 31, 1999, IPNI shall not use, in production units, videoconferencing products of any entity other than PictureTel."

                  i. PictureTel's right of "First Refusal" as provided for in Section IX(e) of (and elsewhere in) the Agreement is hereby amended to read in its entirety as follows:
                           "until June 30, 2000, IPNI agrees that it will not purchase physician videoconferencing equipment from any entity until it has given Picture a fair opportunity to bid and compete for said need; provided that PictureTel then offers equipment comparable to the types of equipment then sought by IPNI."

                  j. The obligations of IPNI not to dismantle and/or market the PictureTel components set forth in Section VI(e) of the Agreement are terminated.

                  k. Product pricing will be provided by PictureTel on comparable discount levels as currently received.

                  l.       Article XXII is hereby deleted.

                  m. It is acknowledged that, in addition to the above amendments, Section I through VII, inclusive, of the Agreement related only to the Pilot Program or to other matters that are no longer in effect or applicable, and are accordingly hereby deleted from the Agreement.

2. In the event of any conflict between the terms of the Agreement and any Exhibit thereto and this Amendment No. 2, the terms and conditions of this Amendment No. 2 shall control. Any term of the Agreement not modified by this Amendment No. 2 shall remain unaltered. Each party agrees to enter into such other amendments to existing documents and agreements referenced to in this Agreement No. 2 as are reasonably necessary to implement the changes contemplated by this Amendment No. 2.

3. This Amendment No. 2 shall be effective immediately upon (I) the consummation by IPNI of an initial public offering that results in gross proceeds to IPNI of at least $15 million or
                  (ii) June 30, 2000 if no IPO shall have been consummated prior to that time; provided, however, that if IPNI requests that PictureTel provide lease guarantees prior to the times set forth in (I) or (ii) above and PictureTel provides such guarantees, this Amendment No. 2 shall be null and void and the terms of the Agreement shall prevail.

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         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment No. 2 on their behalf effective this ______ day of August, 1999.


         PictureTel Corporation                      iPhysician Net Inc.




         By:____________________                     By:_______________________


         Its:___________________                     Its:______________________


         Date:__________________                      Date:____________________







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